EXHIBIT 5.1

September 30, 2003

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, CA 95054

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sun Microsystems, Inc., a Delaware corporation (the “Company”), and have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about September 30, 2003 in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”) of 170,000,000 shares of the Company’s Common Stock, par value $0.00067 per share (the “Shares”), reserved for issuance under the Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan, amended and restated as of July 23, 2003 (the “Plan”).

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings to be taken in connection with the sale and issuance of the Shares under the Plan. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan (and after approval of the addition of the Shares to the Plan by the requisite vote of the stockholders of the Company) and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati